CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk [****]”) to denote where omissions have been made. Note that one page of this exhibit contains omitted material pursuant to this request. The confidential material has been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”) dated the 13th day of November, 2006 (the “Effective Date”), is made by and between Kyosei Pharmaceutical Co., Ltd. (“KYOSEI”), a Japanese corporation having its principal place of business at 1-25-18 Okusawa, Otaru, Hokkaido, 047-0013, Japan and IMCOR Pharmaceutical Co. (“IMCOR”), a Nevada corporation having its principal place of business at P.O. Box 2389, La Jolla, California 92037, United States of America. (collectively the “Parties” and each the “Party”)

R E C I T A L S

WHEREAS, IMCOR owns assets and intellectual property related to Imagent® (perflexane lipid microspheres);

WHEREAS, KYOSEI and IMCOR are parties to a License Agreement dated December 16, 2003 (the “Original License Agreement”) pursuant to which, among other things, IMCOR licensed certain intellectual property related to Imagent to KYOSEI and IMCOR agreed to enter into a supply agreement to manufacture and supply Imagent to KYOSEI, in each case for use only in the Territory;

WHEREAS, IMCOR is not in a position at this time to manufacture and supply Imagent for KYOSEI;

WHEREAS, the Parties have engaged in discussions regarding how to restructure their relationship and now desire to amend the Original License Agreement to transfer certain patens and trademark and to grant KYOSEI certain rights to exercise in the Territory and to restate their new agreement so that the terms of this Amended and Restated License Agreement constitute the Parties’ exclusive agreement concerning the subject hereof, making the rights and obligations under the Original License Agreement replaced by those under this Amended and Restated License Agreement;

NOW, THEREFORE, in consideration of the promises and covenants contained herein and intending to be legally bound hereby, the Parties agree as follows:

1.	Definitions.

“Affiliate” of an entity means a person or other Entity that controls, is controlled by or is under common control with such Entity, whether by stock ownership or otherwise.

“Confidential Information” means and includes all Technical Information, inventions, trade secrets, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that a Party identifies as confidential or proprietary at the time it is delivered or communicated to the other Party or that is not generally known to the public or in the industry.

“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization, which can exercise independent legal standing.

“Effective Date” means the date of signature of the Agreement.

“Field of Use” means echocardiology and ultrasound radiology.

 “Imagent” means perflexane lipid microspheres used as a contrast agent in conjunction with ultrasound, and detailed in U.S. Food and Drug Administration NDA #21-191.

“IMCOR Proprietary Rights” means any and all rights, licenses or interests that IMCOR has in any technology or intellectual property other than the Patents that are necessary for the manufacture, sale and distribution of Products in Japan.

“Patents” means the following Japanese patents and patent applications, all of which are owned by IMCOR:

Issued Patents (all of which are owned by IMCOR):
STABILIZED MICROBUBBLE COMPOSITIONS FOR ULTRASOUND	3559849	Issued 6/4/2004
Pending Patents (all application of which are made under the name of IMCOR):
STABILIZED GAS EMULSION CONTAINING PHOSPHOLIPID FOR ULTRASOUND CONTRAST ENHANCEMENT	526274	Filed 2/15/1996 and published 9/29/2005 2005-263804
STABILIZED GAS EMULSION CONTAINING PHOSPHOLIPID FOR ULTRASOUND CONTRAST ENHANCEMENT	2005-77072	Filed 03/17/2005
HARMONIC ULTRASOUND IMAGING WITH MICROBUBBLES	511948/1996	Filed 9/26/1995
HARMONIC ULTRASOUND IMAGING WITH MICROBUBBLES	2005-143292	Filed 5/16/2005
GAS EMULSIONS STABILIZED WITH FLUORINATED ETHERS HAVING LOW OSTWALD COEFFICIENTS	501477/1997	Filed 6/5/1996

“Products” mean Imagent and any products, components or kits with which it may be packaged and sold which practice any claim in any Patent or a claim in a patent for an improvement to the Patents.

 “Technical Information” means research and development information, unpatented inventions, know-how, trade secrets, manufacturing and technical data related to the Products in the possession of IMCOR on the Effective Date of this Agreement.

“Territory” means the country of Japan.

“Trademark” means the Japanese Trademark for IMAGENT PERFLEXANE LIPID MICROSPHERES and DESIGN, 4691709 filed 12/17/2002 and the goodwill of the Japanese business associated therewith, as owned by IMCOR.

2.	Transfer of Patents and Trademark and License of Rights and Information.

A. In lieu of the license contemplated under the Original License Agreement, IMCOR shall sell, assign, and transfer to KYOSEI all of IMCOR’s right, title and interest in and to a) the Patents, and b) the Trademark. IMCOR shall deliver to KYOSEI all of executed documents necessary to the transfer of the Patents and the Trademark. IMCOR grants to KYOSEI for an indefinite term, whether or not this Agreement is terminated, an exclusive right and license in the Field of Use to use the Technical Information, IMCOR’s Proprietary Rights within the Territory solely for the purposes set forth under Section 5.A. IMCOR specifically agrees that it shall provide KYOSEI with copies of the documents related to the Technical Information and IMCOR’s Proprietary Rights IMCOR used in connection with the manufacture of Imagent. IMCOR shall give KYOSEI the absolute right in the Territory, no where else. The materials to be provided by IMCOR to KYOSEI shall include all regulatory, manufacturing, quality, and stability documentation necessary to manufacture Imagent and to register the Products with the Japanese authorities.

B. KYOSEI shall not, by operation of this Agreement or otherwise, acquire any right, title or interest in or to any patent, patent application or other patent rights, any trademark, any Technical Information or any other item of intellectual property or rights of IMCOR other than as expressly set forth in this Agreement. Without limiting the foregoing, KYOSEI shall not acquire rights to manufacture, sell or distribute Products outside of the Territory. Except as expressly provide herein, i) KYOSEI will not infringe any of trademark of “Imagent” or the name or any similar mark or name owned by IMCOR or third party, and ii) KYOSEI has no right or license with respect to any of trademark of “Imagent” or the name or any similar mark or name owned by IMCOR or third party except for the Trademark.

3.	Payments.

A. In lieu of all and any license fees, milestones and royalties contemplated under the Original License Agreement and in consideration of the transfer of Patents and the Trademark and the license of the Technical Information and IMCOR’s Proprietary Rights, KYOSEI shall pay the sum of U.S. $1,300,000 Dollars according to the following schedule:

$800,000 within ten (10) business days after the date of this Agreement, or on such later date as mutually agreed by the Parties, and;

$500,000 within five (5) business days after KYOSEI confirms in writing that KYOSEI has received all the documents necessary and appropriate for the transfer of the Patents and the Trademark.

[****] Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange Act of 1934, as amended. The confidential materials have been filed separately with the SEC.

B. The first payment of $800,000 shall be made to the following bank account under the name of Grippo & Elden LLC, which is authorized to receive the first payment.

Bank:	JP Morgan Chase
120 S. LaSalle St
Chicago, IL 60603
Name on Account: Grippo & Elden LLC
ABA Routing No: 021000021
Account No.: 18042465

The second payment of $500,000 shall be made to the following bank account.

Bank:  [****]
Name of Account: [****]
ABA Routing Number: [****]
Money Market Account Number: [****]

C. The payment to be made by KYOSEI under this Section shall be after deduction of withholding tax payable, and KYOSEI shall provide the IMCOR with the corresponding tax receipts and/or certificates evidencing payments thereof.  However, if IMCOR provides KYOSEI with all of necessary documents for an application for relief from Japanese income tax on the payment under this Agreement and KYOSEI confirms that competent tax authority has duly relieved KYOSEI from any obligations to deduct the withholding tax from payment to IMCOR under this Agreement, Kyosei shall not deduct the withholding tax and pay IMCOR in full.

4.  Technical Support

A.  For the period of one (1) year after the Effective Date, at KYOSEI’s written request, IMCOR shall make its commercially reasonable efforts to assist KYOSEI in identifying, locating and/or retaining persons and entities that can assist KYOSEI in developing, manufacturing and registering Imagent in the Territory. KYOSEI shall be free to engage its own third parties at no obligation to IMCOR.

B.  IMCOR and KYOSEI shall cooperate with each other in all reasonable respects, including with scheduling and by engaging and paying the service provider directly.

C.  KYOSEI shall grant back to IMCOR a worldwide (except for Japan), royalty-free, exclusive, perpetual, sub-licensable license to fully exploit any modifications or improvements made by or for KYOSEI to the Products or for processes and manufacturing techniques for producing the Products. The foregoing shall include, without limitation, (i) any patent covering an invention, the manufacture, use or sale of which would be covered by or within the scope of a claim of a patent licensed to KYOSEI hereunder and (ii) any patent that (alone or together with others) is based on or tends to define, describe, surround or improve any part of the Technical Information or any invention claimed in a Patent and KYOSEI shall not, except within the Territory, license to third parties the modifications or improvements derived from or based on any of the Technical Information.

5. Clinical Development, Manufacturing and Distribution

A. KYOSEI shall have the right (but not the obligation) in its sole discretion and without objection from IMCOR, to develop, manufacture, market, sell and distribute Products and use the Trademarks and Patents solely in the Territory, and to take all actions reasonably related thereto. KYOSEI will be in compliance with the appropriate laws and regulations.

B.  KYOSEI shall distribute the Products only in the Territory in the Field of Use, and shall not distribute the Products to any third party who KYOSEI actually knows will distribute the Product outside of the Territory.

C. If IMCOR establishes or has a contractual manufacturing arrangement with a facility in the United States that is capable of manufacturing Imagent after the date of this Agreement, IMCOR shall notify KYOSEI, and KYOSEI shall have the right for a period of six (6) months after receipt of such notice to negotiate for mutually acceptable terms for IMCOR to perform manufacturing of Imagent or components for KYOSEI. Other than an agreement covering such future manufacturing services, IMCOR shall not be responsible for any manufacturing activities and the parties are not obligated to negotiate a manufacturing and supply agreement as contemplated in the Original License Agreement.

D. Each Party shall make its reasonable commercial efforts to notify the other Party of Serious Adverse Events. “Serious Adverse Event” under this Section means the serious adverse events which are defined by the International Conference on Harmonization.

6.  Marketing and Sales.

KYOSEI shall make its best effort to sell and market the Products in the Territory in case that KYOSEI determines at its sole discretion to develop, manufacture, and distribute the Products in the Territory. The parties are not obligated to negotiate a separate marketing or sales agreement as contemplated in the Original License Agreement

7.  Currency, Way of Payment.

All payments to IMCOR or KYOSEI under this Agreement shall be made in United States dollars by wire transfer.

8.  Confidentiality.

A.  The parties agree to maintain in confidence, not to disclose to any third party and not to use for any purpose other than to fulfill obligations under this Agreement, any Confidential Information of the other Party received pursuant to this Agreement, except in case KYOSEI disclose the Confidential Information to the Affiliates of KYOSEI as far as such Affiliates are obligated to the same extent with KYOSEI under this Section. Each Party agrees to ensure that its employees and consultants have access to Confidential Information only on a need-to-know basis and are obligated in writing to abide by the obligations hereunder. The foregoing obligation shall not apply to:

(i) Information that is known to or independently developed by the receiving party prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to the disclosing party upon receipt of the confidential information;

(ii) Information disclosed to the receiving party by a third party that has a right to make such disclosure;

(iii)  Information that becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person obtaining such information as a matter of right; or

(iv)  Information that is required to be disclosed by order of a governmental authority or a court of competent jurisdiction; provided that the disclosing party shall use its best efforts to obtain confidential treatment of such information by the agency or court.

B.  The placement of a copyright notice on any confidential information shall not be construed to mean that such information has been published and will not release either Party from its obligation of confidence hereunder.

C. The obligations set forth under this Section shall be effective until the Confidential Information becomes publicly known.

9. Patent Maintenance.

Each Party shall notify the other Party of any infringement claims related to or involving the Patents or Trademark. Each Party shall use reasonable commercial efforts to provide information to the other Party in connection with any infringement dispute.

10 .  Representations and Disclaimer of Warranty.

A.  IMCOR represents and warrants to KYOSEI that:

(a) as the date of this Amendment, it is duly incorporated and validly existing under the laws of the State of Nevada;

(b) the execution of this Agreement by IMCOR and performance of its obligations in this Agreement have been duly authorized by IMCOR’s Board of Directors;

(c) no registration, approvals or consents are required by any person, including governmental authorization in terms of the execution and performance of this Agreement by IMCOR;

(d) no pending liquidation or bankruptcy proceeding have been initiated for or against IMCOR, and there is no such threat to the best knowledge of IMCOR’s Chairman of the Board or Chief Operating Officer IMCOR at the time of the signature of this Agreement;

(e) no litigation or other procedures which has adverse impact on this Agreement is pending, and there is no such threat;

(f) the execution and performance by IMCOR of its obligations hereunder do not, to IMCOR’s knowledge, violate any law applicable to IMCOR or any contract to which IMCOR is a party;

(g) the Patents and Trademark listed in this Agreement are all of the patents and trademarks issued in Japan that IMCOR owns with respect to Imagent;

(h) IMCOR is a lawful owner of the Patents and Trademark;

(i) use of the Technical Information and development, manufacture, and distribution of the Products by KYOSEI in the Territory does not infringe any third party’s right to the best knowledge of IMCOR’s Chairman of the Board or Chief Operating Officer IMCOR at the time of the signature of this Agreement;

(j) there are no patent, design patent, utility model patent, copyright, and trademarks, to the knowledge of IMCOR, which is owned by third party and is reasonably necessary to development, manufacture and distribution of the Products to the best knowledge of IMCOR’s Chairman of the Board or Chief Operating Officer at the time of the signature of this Agreement;

(k) the Patents and the Trademark are described correctly in this Agreement.

Except as set forth above, the Patents and Trademark sold under this Agreement are provided on an “as is” basis and IMCOR makes no representations or warranties, express or implied, with respect thereto.

THIS REPRESENTATION AND WARRANTY IS IN LIEU OF ALL OTHER REPRESENTATIONS, WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES ARISING OUT OF A COURSE OF DEALING, CUSTOM OR TRADE USAGE.B.

B. KYOSEI shall notify IMCOR of any claim made against KYOSEI relating to the Products in the Territory and shall promptly furnish IMCOR with copies of all documents filed and held by KYOSEI in connection with such proceeding or claim when such proceeding or claim is initiated.

C. In no event shall either Party be liable to the other, or to any person or Entity claiming through, on behalf or against either Party, for consequential, incidental or indirect damages (including without limitation, lost profits, revenues, anticipated sales, business opportunities, goodwill or interruption of business), or punitive or exemplary damages, whether in tort or contract or pursuant to statute, regulation or otherwise. Each Party agrees it is not responsible for any amounts the other Party may spend in the performance of this Agreement unless otherwise provided in this Agreement.

11.  Indemnification.

A.  Each Party (an “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other Party and its respective directors, trustees, officers, agents and employees (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all claims for liability, loss, damage, action or expense suffered or incurred by the Indemnified Parties (including reasonable attorney’s fees and expenses), which results from or arises out of:

(i)  claims for product liability, an serious adverse effect due to adulterated Product, or other claim of any kind related to the use by a third party of a Product that was manufactured, sold or otherwise disposed by or on behalf of an Indemnifying Party, its assignees, sublicensees, vendors or other third parties;

(ii)  claims resulting from clinical trials or studies conducted by or on behalf of an Indemnifying Party relating to Products, Technical Information, or any technology transferred under this Agreement; or

(iii)  breach of the Indemnifying Party’s representations, warranties or covenants in this Agreement.

B.  Each Indemnifying Party’s obligations under this Section 11 are subject to the limitation on damages set forth in Section 10.C. of this Agreement. An Indemnified Party entitled to indemnification shall give written notice to the Indemnifying Party of any claims that may be subject to indemnification, promptly after learning of such claim, and the Indemnifying Party shall assume the defense of such claims with counsel reasonably satisfactory to the Indemnified Party. If such defense is assumed by the Indemnifying Party with counsel so selected, the Indemnifying Party will not be subject to any liability for any settlement of such claims made by the Indemnified Party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expense of any separate counsel named by the Indemnified Party with respect to such claims.

12.  Independent Contractor.

Nothing herein shall be deemed to establish a relationship of principal and agent between IMCOR and KYOSEI, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting IMCOR and KYOSEI as partners, or as creating any other form of legal association or arrangement, which would impose liability upon one Party for the act or failure to act of the other Party.

13. Additional Provisions.

A.  Notices, payments, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date dispatched if sent by public overnight courier (e.g. Federal Express) and addressed as follows:

If for KYOSEI:

1-25-18, Okusawa, Otaru
Hokkaido, 047—0013, Japan
Attention: President

If for IMCOR:

Chairman of the Board
IMCOR Pharmaceutical Co.
Grippo & Elden LLC111 South Wacker Drive
Suite 5100
Chicago, IL 60606 USA
Attention: Matthew I. Hafter

Either Party may change its official address upon written notice to the other Party

B.  This Agreement shall be construed and governed in accordance with the laws of Japan and subject to exclusive jurisdiction of the courts of Japan; provided however, that in the event that KYOSEI engages in any activities outside the Territory that IMCOR believes infringe on IMCOR proprietary rights outside of the Territory, IMCOR shall be entitled to pursue legal recourse in any court having jurisdiction over the alleged violation of IMCOR rights outside the Territory.

C. In the event that a Party to this Agreement perceives the existence of a dispute with the other Party concerning any right or duty provided for herein, the Parties shall, as soon as practicable, confer in an attempt to resolve the dispute. If such dispute is not resolved in thirty (30) days, either Party may proceed to litigation.

D. Any modification of this Agreement shall be in writing and signed by an authorized representative of each Party. A waiver by either Party of a breach or violation of any provision of this Agreement shall be in writing and will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

E.  Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction. In such event, the Parties will negotiate to modify the provision to one that is valid and enforceable and most closely achieves their intent.

F.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties or their permitted assigns, any benefits, rights or remedies.

G.  This Agreement has been prepared in the English language and shall be construed in the English language.

H.  Immediately following the execution of this Agreement each Party shall, if required by applicable laws, submit this Agreement and any other necessary documents to all authorities of their respective government authorities whose approval may be necessary to tender this Agreement effective and enforceable in accordance with its terms.

I  The rights and obligations of the Parties under this Agreement may be assigned or transferred, provided that the Party which transfers such rights or obligations shall inform the other Party in writing within fifteen (15) days of the assignment or transfer. IMCOR shall not enter into any merger or any transaction involving the sale of all or substantially all of its assets (including Imagent) unless the surviving entity to such merger, or the acquirer of IMCOR’s assets, agrees in writing to assume all of the obligations of IMCOR to KYOSEI in this Agreement.

J.  Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

K.  This Agreement contains the entire agreement of the Parties concerning the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the Parties relating to the subject matter of this Agreement and all past dealing or industry custom. In particular, this Agreement (the Amended and Restated License Agreement) supersedes and replaces the Original License Agreement in its entirety and neither Party shall have any further rights, claims or obligations under the Original License Agreement.

L.  Neither Party hereto shall be responsible for any failure to perform its obligations under this Agreement if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes that are beyond the reasonable control of such Party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Agreement for more than six (6) months, the Parties hereto shall consult with each other to determine whether this Agreement should be modified. The Party facing an event of force majeure shall use its best reasonable endeavors in order to remedy that situation as well as to minimize its effects. A case of force majeure shall be notified to the other Party by telefax within five (5) days after its occurrence and shall be confirmed by a letter.

M.  Each Party shall comply with all applicable export laws, restrictions, and regulations of the United States and Japan or any authority thereunder and will not export or re-export, any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any such laws, restrictions or regulations.

 [Signature page follows]

IN WITNESS WHEREOF the Parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

IMCOR Pharmaceutical CO. By: /s/ Jack DeFranco Name: Jack DeFranco Title: Principal Executive Officer	Kyosei Pharmaceutical Co., Ltd. By: /s/ Setsuo Goda Name: Setsuo Goda Title: President